Exhibit 10.5

WAITR HOLDINGS INC.
214 Jefferson St., Suite 200
Lafayette, LA 70501

January 31, 2023

VIA EMAIL ONLY
Carl Grimstad
3240 Savannah Place
Vero Beach, FL 32963

Special Bonus

Dear Mr. Grimstad:
As you know, Waitr Holdings Inc. (the “Company”) is currently evaluating strategic balance sheet alternatives which may include, among other things, a financing transaction, recapitalization transaction, comprehensive refinancing or sale of the Company.
We believe you are essential to the Company’s ability to implement a strategic alternative transaction and would like to offer you the following bonus opportunity:
•The Company will pay you a one-time lump sum bonus payment in cash of $750,000, less applicable taxes and deductions (the “Initial Retention Compensation”). This Initial Retention Compensation will be paid within 10 business days of the execution of this letter agreement.
•The Company will pay you a one-time lump sum bonus payment in cash of $250,000, less applicable taxes and deductions (the “Final Retention Compensation” and collectively with the Initial Retention Compensation, the “Retention Compensation”). The Final Retention Compensation will be paid upon the completion of a strategic balance sheet alternative transaction which may include, among other things, a financing transaction, recapitalization transaction, comprehensive refinancing (including the execution of a restructuring support or similar agreement with a material portion of the Company’s lenders or the commencement of a pre-packaged or pre-arranged chapter 11 bankruptcy case) or sale of the Company.
•In the event that you terminate your employment other than for Good Reason, or if the Company terminates your employment for Misconduct, in either case prior to the date that is twelve months following the execution of this letter agreement, then you must repay the Company an amount of cash equal to the after-tax amount of the Retention Compensation actually paid to you. Such repayment must occur within 10 business days of your termination.
Defined terms not defined herein shall have the definitions set forth in Mr. Grimstad’s employment agreement with the Company dated January 3, 2020, as amended (“Employment Agreement”). This letter agreement does not alter the status of your Employment Agreement or otherwise change the rights and obligations of you and the Company under your Employment Agreement and it is understood that failure by the Company to timely pay your salary is a material breach of a Company obligation under your Employment Agreement.
Very truly yours,

Waitr Holdings Inc.

By: /s/ Thomas C. Pritchard
Name: Thomas C. Pritchard
Title: General Counsel

AGREED TO AND ACCEPTED BY:
/s/ Carl Grimstad
Name: Carl Grimstad